Exhibit 99.1

Corporate Contact:

Karen A. Fisher

Vice President, Investor Relations & Compliance

BakBone Software, Inc.

858-795-7525

karen.fisher@bakbone.com

BAKBONE SOFTWARE RECEIVES NOTIFICATION

FROM TORONTO STOCK EXCHANGE

BakBone Software given 120 days to comply with requirements for continued listing

SAN DIEGO, CA – January 16, 2006 - BakBone Software, Inc. (TSX: BKB; PK: BKBO) announced today that the Toronto Stock Exchange (TSX) has notified the Company that as a result of its failure to timely file its financial statements it currently falls below TSX listing requirements. Therefore, the Company is being reviewed under TSX’s Remedial Review Process and has been granted 120 days or until May 16, 2006 to comply with all requirements for continued listing. BakBone will have the opportunity to make a submission to TSX before any final suspension will occur.

The TSX has indicated that if it becomes aware of additional negative developments such that the continued trading or listing of the Company’s securities is contrary to the public interest, an expedited review will be initiated.

Commented Jim Johnson, president and CEO for BakBone, “The Company is currently making every effort to complete and file its delayed financial disclosure reports in compliance with the Toronto Stock Exchange’s listing requirements to avoid any further action by the TSX.”

This action by TSX does not affect the current trading of the Company’s securities in the United States on the Pink Sheets.

About BakBone Software, Inc.

BakBone Software is a leading international data protection solution provider that develops and distributes heterogeneous data backup, restore, disaster recovery, replication and storage reporting software for network storage and open-systems environments. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small to medium size businesses. Founded in 2000, BakBone products are used by Fortune 1000 corporations and domestic and international government entities. Distributed through a select global network of strategic partners, resellers and solution providers, interested companies can learn more information about BakBone’s products and services and its newly introduced IDP vision at www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements (including, without limitation, statements regarding the planned completion of BakBone’s historical and interim financial statements and the resumption of quotation of its common stock on the Toronto Stock Exchange) that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to, BakBone’s ability to resolve certain outstanding issues in its historical financial statements, complete the review of its interim financial statements, become current in its reporting with the Canadian Securities Administrators for Ontario, British Columbia and Alberta and have its common stock resume quotation on the Toronto Stock Exchange. Such forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

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